Exhibit (a)(1)(M)

AURIZON MINES LTD.

AMENDED AND RESTATED

STOCK OPTION PLAN (10% Rolling )

ARTICLE ONE

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions: For purposes of the Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	“Black-Out Period” means a period during which trading in securities of the Corporation is prohibited pursuant to the policies of the Corporation;

(b)	“Change of Control” means the occurrence of any of the following events:

(i)	a transaction or series of transactions whereby, directly or indirectly, a person or any person and such person’s Joint Actors becomes or become the beneficial owner of more than 20% of the voting shares of the Corporation:

(ii)	the amalgamation or consolidation of the Corporation with, or merger of the Corporation into, any other person; or

(iii)	the election or appointment of a majority of directors to the Corporation’s board who were not members or nominees of the Corporation’s incumbent board at the time immediately preceding such election or appointment.

(c)	“Committee” shall mean the Directors or, if the Directors so determine, a committee of the Directors authorized pursuant to Section 2.03 to administer the Plan;

(d)	“Common Shares” shall mean the common shares of the Corporation, as adjusted in accordance with the provisions of Article Seven of the Plan;

(e)	“Corporation” shall mean Aurizon Mines Ltd., a corporation existing under the British Columbia Business Corporations Act;

(f)	“Directors” shall mean the directors of the Corporation from time to time;

(g)	“Eligible Employees” shall mean employees, including officers, whether Directors or not, and including both full-time and part-time employees, of the Corporation or any subsidiary of the Corporation who, by the nature of their positions or jobs are, in the opinion of the Committee, in a position to contribute to the success of the Corporation;

(h)	“Employment Contract” means any contract between the Corporation or any subsidiary of the Corporation and any Eligible Employee or other Participant relating to, or entered into in connection with, the employment of the Eligible Employee or the engagement of the other Participant;

(i)	“Eligible Insiders” shall mean the Insiders of the Corporation or of any subsidiary of the Corporation;

(j)	“Insider” means an “insider” as defined in the Securities Act;

(k)	“Joint Actor” means a person acting “jointly or in concert with” another person as that phrase is interpreted in section 96 of the Securities Act;

(l)	“MI 62-104” means Multilateral Instrument 62-104, Take-Over Bids and Issuer Bids, of the Canadian Securities Administrators as the same may be amended from time to time;

(m)	“NI 45-106” means National Instrument 45-106, Prospectus and Registration Exemptions, of the Canadian Securities Administrators;

(n)	“non-executive Director” means a Director who is not employed by and is not an officer of the Corporation;

(o)	“Option” means an option granted pursuant to or governed by this Plan to purchase a Common Share, subject to adjustment as provided in the Plan;

(p)	“Optionee” means a Participant to whom an Option has been granted and such Participant’s heirs, executors administrators and Permitted Assigns;

(q)	“Option Period” has the meaning ascribed to that term in Section 4.04;

(r)	“Participant” shall mean an Eligible Insider, Eligible Employee or Service Provider;

(s)	“Permitted Assign” means for a Participant, a holding entity (as defined in Section 2.2 of NI 45-106) or an RRSP, TFSA, or RRIF of that person subject to approval by the Committee;

(t)	“Plan” shall mean this stock option plan, as amended from time to time in accordance with the terms hereof;

(u)	“shareholder approval” means a majority of the votes validly cast by shareholders present in person or represented by proxy and entitled to vote at a meeting of the shareholders of the Corporation;

(v)	“Securities Act” means the British Columbia Securities Act, R.S.B.C. 1996, c.418, as amended from time to time;

(w)	“Security-Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Company Manual;

(x)	“Service Provider” shall mean any person or corporation, other than an Employee or Director that is engaged under written contract to provide services for the Corporation or for any entity controlled by the Corporation for an initial, renewable or extended period of twelve months or more;

(y)	“TSX” shall mean The Toronto Stock Exchange;

(z)	“TSX Insider” shall mean:

(i)	an Insider of the Corporation, other than a person who is an Insider of the Corporation solely by virtue of being a director or senior officer of a subsidiary of the Corporation and who does not receive or have access to information regarding “material facts” or “material changes” concerning the Corporation and its subsidiaries before such information is generally disclosed; and

(ii)	an associate or affiliate of any person who is an Insider of the Corporation within the meaning of paragraph (i) of this definition.

(aa)	“Vested” means an Option or part thereof that has become exercisable in accordance with the terms of this Plan and any applicable option agreement.

Section 1.02 Securities Definitions: In the Plan, the terms “affiliate”, “associate”, and “insider”, “material fact” and “material change” shall have the meanings given to such terms in the Securities Act (British Columbia) and the term “subsidiary” shall have the meaning given to it in the Business Corporations Act (British Columbia).

Section 1.03 Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.04 Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.05 References to the Plan: The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

Section 1.06 Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE PLAN

Section 2.01 Purpose of the Plan: The Plan provides for the grant of Options to Participants for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of key employees, directors, officers and service providers to the Corporation and subsidiaries of the Corporation and to secure for the Corporation and the shareholders of the Corporation the benefits typically associated with the ownership of Common Shares by such persons, it being generally recognized that stock option plans aid in attracting, retaining and encouraging employees, directors, officers and service providers by giving them the opportunity to acquire a proprietary interest in the Corporation.

Section 2.02 Administration of the Plan. The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to appoint an agent to assist in the administration of the Plan, the authority to interpret and construe any provision of the Plan and the authority to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with administering the Plan shall be for the account of the Corporation.

Section 2.03 Delegation to Committee: All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Directors.

Section 2.04 Record Keeping: The Corporation shall maintain, or shall cause to be maintained, a register in which shall be recorded:

(a)	the name and address of each Optionee;

(b)	the number of Common Shares subject to Options granted to each Optionee; and

(c)	the aggregate number of Common Shares subject to Options.

Section 2.05 Previously Granted Options: There are outstanding options to purchase an aggregate of 9,247,850 Common Shares granted by the Corporation to Participants pursuant to pre-existing stock option plans. Options which are outstanding under such pre-existing stock option plans shall continue to be exercisable and shall be governed by and be subject to this Plan except to the extent that the terms of this Plan are more restrictive than the terms of the pre-existing stock option plan or agreement under which such Options were granted, in which case the applicable pre-existing stock option plan shall govern.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

IN THE PLAN AND GRANT OF OPTIONS

Section 3.01 Eligibility: Options shall be granted only to Participants.

Section 3.02 Determination of Option Recipients: The Committee shall from time to time determine the Participants to whom Options shall be granted, the number of Common Shares to be made subject to and the expiry date of each Option granted to a Participant and the other terms of each Option granted to each Participant, provided that such determinations shall be made in accordance with the terms and conditions of the Plan. The Committee may take into consideration the present and potential contribution of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Committee deems appropriate and relevant. Each Option granted to a Participant shall be evidenced by either a stock option agreement or a notation in a software system made available to the Optionee, in either case containing terms and conditions not inconsistent with the provisions of the Plan, which terms and conditions need not be the same in each case.

ARTICLE FOUR

NUMBER OF COMMON SHARES SUBJECT TO THE

PLAN, EXERCISE PRICE AND TERM OF OPTIONS

Section 4.01 Plan Maximum: The maximum aggregate number of Common Shares issuable pursuant to Options granted under or governed by this Plan or any other stock option plan of the Corporation and outstanding from time to time shall not exceed that number which represents 10% of the total number of Common Shares outstanding from time to time, subject to adjustment in accordance with Article Seven of the Plan. In addition, the maximum number of Common Shares:

(a)	reserved for issue pursuant to Options granted under this Plan or under any other Security-Based Compensation Arrangement of the Corporation to Participants who are TSX Insiders shall not exceed 10% of the number of Common Shares outstanding; and

(b)	issued pursuant to the exercise of Options or awards granted under this Plan or under any other Security-Based Compensation Arrangement of the Corporation to Participants who are TSX Insiders within a one-year period shall not exceed 10% of the number of Common Shares outstanding; and

(c)	reserved for issue pursuant to Options granted to any one non-executive Director within a one year period shall not exceed the lesser of 1% of the number of Common Shares outstanding on the date of grant of an Option, and $100,000 in value, calculated using a generally accepted valuation methodology.

For purposes of this Section 4.01 the ‘number of Common Shares outstanding’ shall mean the number of Common Shares outstanding on a non-diluted basis at the applicable time. Any entitlement to acquire Common Shares granted pursuant to this Plan or otherwise prior to the holder becoming an Insider shall be excluded for the purpose of the limits set out above. If Options are exercised, or are surrendered, terminate or expire without being exercised in whole or in part, the Common Shares which were the subject of such Options may again be made subject to an Option.

Section 4.02 New Appointment Exception: Notwithstanding Section 4.01(c) and Section 4.05, at the discretion of the Directors up to a maximum of 250,000 fully vested options may be granted upon the initial election or appointment of a Director.

Section 4.03 Exercise Price: The price per share at which any Common Share which is the subject of an Option may be purchased shall be determined by the Committee at the time the Option is granted, provided that, subject to adjustment as provided herein, such price shall be not less than: a) the closing price of the Common Shares of the Corporation on the TSX on the trading day immediately preceding the date of grant of the Option or, if there was no trade of the Corporation’s Common Shares on such date, on the last day on which there was a trade, or b) if the Common Shares are not then listed on the TSX, the closing price of the Common Shares on the most senior of any other exchange on which the Common Shares are then traded on the trading day immediately preceding the date of grant of the Option or if there was no trade of the Corporation’s shares on such exchange on that date, on the last date on which there was a trade, immediately preceding the date of grant of such Option.

Section 4.04 Term of Options: The term of an Option (the “Option Period”) shall commence on the date of grant and shall expire on the earlier of the date determined by the Committee at the time of grant and the date that is the fifth (5th) anniversary of the date of grant; provided however that if the expiry date falls during or within 5 trading days following a Black-Out Period, the expiry date of the Option shall be the date that is 10 trading days following the end of such Black-Out Period and the Option Period shall be automatically adjusted so that it ends on such date.

Section 4.05 Vesting: Without restricting the authority of the Committee to otherwise determine the terms of Options granted under this Plan, Options shall vest in stages over a period of not less than three (3) years, with one-quarter of the number granted vesting on the date of grant and an additional one-quarter vesting on each anniversary of the date of grant, until fully vested; provided however that vesting of Options granted to Service Providers engaged for a term of less than three (3) years may vest in different stages and over a shorter period of time pursuant to a vesting schedule determined by the Committee. Notwithstanding the foregoing, the Committee shall be entitled to specify that vesting shall occur over a longer period or at different stages and/or in different instalment amounts during such three (3) year period and the Committee shall have the discretion to determine the circumstances in which vesting of Options may be accelerated.

ARTICLE FIVE

EXERCISE OF OPTIONS

Section 5.01 Exercise of Options:

(a) Exercisable: Subject to Article Six, Options which are not subject to vesting or which have Vested may be exercised by the Optionee in whole at any time, or in part from time to time, during the Option Period.

(b) Exercise for Common Shares: An Option that is eligible for exercise may be exercised by delivery to the Corporation through its duly appointed agent, of a notice of exercise addressed to the Corporation specifying the number of Options being exercised, together with payment of the aggregate exercise price of such Options. No Optionee or legal representative, legatee or distributee of any Optionee will be, or will be deemed to be, a holder of any Common Shares with respect to which such Optionee was granted an Option, unless and until Common Shares are issued to such Optionee, or person, under the terms of the Plan.

(c) Delivery of Common Shares: Subject to Section 10.05, upon the valid exercise of Options for Common Shares, including receipt by the Corporation of payment therefor, the Corporation shall as soon as practicable issue and deliver the Common Shares purchased by such exercise.

(d) Cashless Exercise: An Option that is eligible for exercise may be exercised in exchange for cash by the delivery to the Corporation, through its duly appointed agent, of a notice of cashless exercise addressed to the Corporation specifying the number of Options to be exercised for cash. An Optionee who elects the cashless exercise of Options is deemed to have assigned to Canaccord Genuity Corp., or such other broker as the Corporation may appoint to facilitate the cashless exercise of Options, such Optionee’s right to receive Common Shares and releases the Corporation from any further obligation to issue Common Shares to such Optionee in respect of such Options exercised in exchange for cash.

Section 5.02 Withholding Taxes: The Corporation or any subsidiary of the Corporation, directly or through a duly appointed agent, may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any subsidiary of the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Option including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the exercise of any Option until such time as the Optionee has paid the Corporation or any subsidiary of the Corporation for any amount which the Corporation or subsidiary of the Corporation is required to withhold with respect to such taxes.

ARTICLE SIX

EFFECT OF DEATH AND TERMINATION OF EMPLOYMENT

Section 6.01 Effect of Death: If a Participant shall die while an Optionee, any Option held by such Optionee at the date of death shall, unless otherwise provided in an Employment Contract in respect of such Optionee, be exercisable only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution until the earlier of one year after the date of death of the Optionee and the expiry date of the Option.

Section 6.02 Effect of Ceasing to be a Participant:

(a)	If an Optionee shall cease to be a Participant for cause, no Option held by such Optionee, whether Vested or not, shall be exercisable following the date on which such Optionee ceases to be a Participant.

(b)

If an Optionee, other than a non-executive Director, ceases to be a Participant for any reason other than for cause or by virtue of death, any Option held by such Optionee at such time shall remain exercisable in accordance with its terms, for a period of 90 days after the date on which such Optionee ceases to be a Participant or the expiration of the Option Period in respect of the Option, whichever is sooner, provided that if the provisions of any Employment Contract provide otherwise, the terms of such Employment Contract shall govern.

(c)	If an Optionee who is a non-executive Director ceases to be a Participant for any reason other than for cause or by virtue of death, any Option held by such Optionee at such time shall remain exercisable in accordance with its terms, for a period of not more than one year after the date on which such Optionee ceases to be a Participant or the expiration of the Option Period in respect of the Option, whichever is sooner.

ARTICLE SEVEN

CAPITAL CHANGES

Section 7.01 Capital Changes: In the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Directors in:

(a)	the number of Common Shares available under the Plan;

(b)	the number of Common Shares subject to Options; and

(c)	the exercise price of the Common Shares subject to Options.

If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

Section 7.02 Amalgamation, Consolidation or Merger: If the Corporation: (a) amalgamates with, consolidates with or merges with or into another corporation resulting in a reclassification or change of the outstanding Common Shares into other shares or securities, or (b) participates in a statutory arrangement or other transaction, including a transaction under which, among other things, the business or assets of the Corporation become, collectively, the business and assets of two or more companies with the same shareholder group upon the distribution to the Corporation’s shareholders, or the exchange with the Corporation’s shareholders, of securities of the Corporation, or securities of another company, or both, or (c) participates in a transaction whereby all or substantially all of the Corporation’s undertaking and assets become the property of another corporation; any Common Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation, merger or arrangement had the Option been exercised prior to such event becoming effective.

Section 7.03 Determinations of Adjustments: If any questions arise at any time with respect to the exercise price or number of Common Shares or other securities, property or cash deliverable upon exercise of an Option following an event described in Sections 7.01 or 7.02, such questions shall be conclusively determined by the Corporation’s auditor, or, if they decline to so act, any other firm of Chartered Accountants that the Directors may designate and who will have access to all appropriate records and such determination will be binding upon the Corporation and all Optionees and subject only to approval of the TSX and any other stock exchange on which the Common Shares are then listed or governmental authority having jurisdiction.

ARTICLE EIGHT

TAKE-OVER BIDS AND CHANGES OF CONTROL

Section 8.01 Effect of a Take-Over Bid: If a bona fide offer (an “Offer”) for Common Shares is made to the Optionee or to shareholders of the Corporation generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of subsection 1(1) of the Securities Act, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Common Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Common Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Common Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then, with the consent of the Corporation, the Common Shares received upon such exercise, or in the case of clause (b) above, the Common Shares that are not taken up and paid for, may be returned by the Optionee to the Corporation and reinstated as authorized but unissued Common Shares and the Options with respect to such returned Common Shares, shall be reinstated as if they had not been exercised and the terms upon which such Options were to become Vested shall be reinstated. If any Common Shares are returned to the Corporation under Section 8.01, the Corporation shall as soon as reasonably practicable refund the exercise price to the Optionee for such Common Shares, net of any tax withholdings the Corporation was obliged to make. If an Optionee wishes to exercise Options under this Section 8.01 it must so notify the Corporation at the time of exercise and in such event, Common Shares issued upon exercise of such Options must be tendered to the Offer.

Section 8.02 Acceleration of Expiry Date: If, at any time when an Option granted under the Plan remains unexercised, an Offer is made by an offeror, the Directors may in their sole discretion, upon notifying each Optionee of full particulars of the Offer, declare all Options granted under the Plan, Vested, and declare that the expiry date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer, provided such Offer is completed and, if not completed, the respective Expiry Dates of the Options shall revert to the original Expiry Date.

Section 8.03 Effect of a Change of Control: Unless otherwise provided at the time of grant if a Change of Control occurs all Options will automatically vest, whereupon such Options may be exercised in whole or in part by the Optionee.

Section 8.04 Compulsory Acquisition or Going Private Transaction: If and whenever, following a take-over bid or an issuer bid, there shall be a compulsory acquisition of the Corporation’s Common Shares pursuant to Division 6 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in section 8.2 of Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, an Optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Common Shares to which such Optionee was theretofore entitled to purchase, the aggregate amount of cash, shares, or other securities or other property which such Optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Common Shares to the bid, net of withholding taxes as contemplated by Section 5.02.

ARTICLE NINE

EFFECTIVE TIME OF PLAN, AMENDMENT

OF PLAN AND TERMINATION OF PLAN

Section 9.01 Effective Time of Plan: The Plan and any amendment thereto shall become effective upon the later of the date determined by the Directors and the approval of the shareholders of the Corporation given by the affirmative vote of a majority of the Common Shares represented at the meeting of the shareholders of the Corporation at which a motion to approve this Plan or amendment, as applicable, is presented and voted on such motion.

Section 9.02 Directors May Amend: Subject to Sections 2.05 and 9.03, the Directors shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without shareholder approval, amend the Plan or any Option granted under or governed by the Plan. Amendments that may be made by the Directors without shareholder approval include, but are not limited to:

(a)	changes of a clerical or grammatical nature;

(b)	changes to the vesting provisions of Options;

(c)	changes to the termination provisions of an Option that do not extend the original expiry date of the Option;

(d)	the addition of a cashless exercise feature payable in cash or securities;

(e)	changes to implement features or requirements that are necessary or desirable to comply with tax and securities laws applicable to any Participant; and

(f)	the addition of a deferred and/or restricted share unit provisions to the Plan which could result in a Participant receiving securities while no cash consideration is received by the Corporation.

Section 9.03 Amendments Requiring Shareholder Approval: The following amendments to the Plan or any Option granted under the Plan will require shareholder approval:

(a)	any increase in the maximum percentage of Common Shares in respect of which Options may be granted under the Plan (other than pursuant an adjustment under Article Seven);

(b)	any reduction in the exercise price of an outstanding Option (other than pursuant an adjustment under Article Seven);

(c)	any amendment that would extend the term of any Option granted under the Plan beyond its original expiry date;

(d)	any increase or waiver of the limits on non-executive Director participation under the Plan;

(e)	any amendments that would change the restrictions on assignment or transferability of Options under the Plan; and

(f)	any amendment to Sections 9.02 or 9.03 of the Plan.

Section 9.04 Termination of the Plan: The Plan may be suspended or terminated at any time by the Directors. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Committee and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Directors shall remain able to make such amendments to the Plan or any Option as they would have been entitled to make if the Plan were still in effect. Notwithstanding the termination or suspension of the Plan, any Option outstanding under the Plan at the time of termination or suspension shall remain in effect until such Option has been exercised, has expired, has been surrendered to the Corporation or has been terminated.

ARTICLE TEN

MISCELLANEOUS PROVISIONS

Section 10.01 Non-Assignable: No rights under the Plan and no Option awarded pursuant to the provisions of the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution, or, subject to approval of the Committee which may be on such conditions as the Committee may determine, to a Permitted Assign.

Section 10.02 Rights as a Shareholder: No Optionee shall have any rights as a shareholder of the Corporation with respect to any Common Shares which are the subject of an Option. No Optionee shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for shareholders of the Corporation for which the record date is prior to the date of exercise of any Option.

Section 10.03 No Contract of Employment/Engagement: Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or engagement or appointment by the Corporation or any subsidiary of the Corporation nor interfere or be deemed to interfere in any way with any right of the Corporation or any subsidiary of the Corporation to discharge any Participant at any time for any reason whatsoever, with or without cause.

Section 10.04 Exclusion from Severance Allowance Retirement Allowance or Termination Settlement: If an Optionee, retires, resigns or is terminated from employment or engagement with the Corporation or any subsidiary of the Corporation, the loss or limitation, if any, of the right to exercise Options which were not Vested at that time or which, if Vested, were cancelled or terminated in accordance with the terms of the Option or the Plan, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

Section 10.05 Necessary Approvals/Compliance with Laws: The obligation of the Corporation to grant any Option pursuant to the Plan and to issue, sell and deliver any Common Shares on the exercise of an Option is subject to the approval of any governmental authority or regulatory body required in connection with the grant of such Option or the issue, sale and delivery of such Common Shares by the Corporation. Notwithstanding any other provision contained in this

Plan or in any Option Agreement, no holder may exercise any Option granted under this Plan and no Common Shares may be issued upon exercise of an Option unless such exercise and issuance are in compliance with all applicable securities laws. In the event that any Common Shares cannot be issued to any Optionee pursuant to the exercise of an Option for any reason whatsoever including, without limiting the generality of the foregoing, the failure to obtain any required approval, then the obligation of the Corporation to issue such Common Shares shall terminate without any liability or obligation on the part of the Corporation and any money paid to the Corporation in connection with the exercise of such Option shall be returned to the Optionee without interest or deduction.

Section 10.06 No Fractional Shares: No fractional Common Shares may be purchased or issued upon exercise of Options or otherwise under this Plan.

Section 10.07 No Representation or Warranty: The Corporation makes no representation or warranty as to the value of any Option granted pursuant to the Plan or as the future value of any Common Shares issued pursuant to the exercise of any Option.

Section 10.08 Compliance with Applicable Law: If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 10.09 Applicable Law: The Plan and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of British Columbia.

Effective date of Plan is May 10, 2012.